  As filed with the Securities and Exchange Commission on September 22, 1999
                             Registration No. 333-
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER

                          THE SECURITIES ACT OF 1933

                                   eBAY INC.

            (Exact name of registrant as specified in its charter)

              Delaware                                 77-0430924
           (State or other jurisdiction             (I.R.S. Employer
        of Incorporation or organization)            Identification No.)

                             2125 Hamilton Avenue
                          San Jose, California 95125

                   (Address of principal executive offices)



                        BILLPOINT, INC. 1999 STOCK PLAN

                           (Full title of the plan)

                                Gary F. Bengier
             Chief Financial Officer and Vice President Operations

                                   eBay Inc.
                             2125 Hamilton Avenue
                          San Jose, California 95125

                                (408) 558-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

Title of Securities                              Proposed Maximum Offering     Proposed Maximum Aggregate       Amount of
to be Registered       Amount to be Registered       Price per Share(1)             Offering Price(1)         Registration Fee
                       -----------------------   --------------------------    -----------------------------  ----------------
Common Stock           99,478 shares                    $2.20                          $218,852                    $60.84

(1) The offering price per share and the aggregate offering price are based upon the exercise price for shares subject to outstanding options granted by Billpoint, Inc.

Part I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        Item 1. Plan Information

        The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

        Item 2.  Registrant Information and Employee Plan Annual Information

        The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3. Incorporation of Certain Documents by Reference

        The following documents filed with the Commission are incorporated herein by reference:

            (i) the latest Annual Report of eBay Inc. (the "Registrant") on Form 10-K405 for the fiscal year ended December 31, 1998 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (ii) all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K405 referred to in clause
            (i) above; and

            (iii) the description of the Registrant's Common Stock which is incorporated by reference in the Registrant's Registration Statement on Form 8-A (File No. 000-24821) filed on August 20, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

            All reports and other documents filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

            Item 4. Description of Securities

            Not Applicable.

            Item 5. Interests of Named Experts and Counsel

            Not Applicable.

            Item 6. Indemnification of Directors and Officers

            Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

            As permitted by the DGCL, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
            (iii) under section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

            As permitted by the DGCL, the Registrant's Amended and Restated Bylaws provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (ii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

            The Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

            Reference is also made to Section 8 of the Underwriting Agreement relating to Registrant's initial public offering, effected pursuant to a Registration Statement on Form S-1 (Commission File No. 333-59097), and to Section 8 of the Underwriting Agreement relating to

            Registrant's April 1999 public offering effected pursuant to a Registration Statement on Form S-1 (Commission File No. 333-75009), each of which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

            The Registrant, with approval by the Registrant's Board of Directors, has obtained directors' and officers' liability insurance.


   Item 7.  Exemption from Registration Claimed

   Not applicable.

   Item 8.  Exhibits

   The following exhibits are filed as part of this Registration Statement.


   Exhibit No.  Description
   -------------------------

    4.01 Registrant's Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.04 of the Form S-1, File No. 333-59097, originally filed with the Commission on July 15, 1998, as subsequently amended (the "Form S-1")).

    4.02       Certificate of Amendment of Certificate of Incorporation of eBay
               Inc.

    4.03 Registrant's Amended and Restated Bylaws effective upon the closing of Registrant's initial public offering (incorporated herein by reference to Exhibit 3.06 of the Form S-1).

    4.04       Billpoint, Inc. 1999 Stock Plan and form of Stock Option
               Agreement.

    5.01       Opinion of Cooley Godward LLP.

    23.01      Consent of Cooley Godward LLP (included in Exhibit 5.01).

    23.02      Consent of PricewaterhouseCoopers LLP, independent accountants.

    24.01      Power of Attorney (see page four).


Item 9.    Undertakings

   (a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Margaret C. Whitman, Michael R. Jacobson and Gary
F. Bengier, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 20th day of September, 1999.

                                    eBAY INC.

                                    By:  /s/ Margaret C. Whitman
                                         -----------------------------------
                                         Margaret C. Whitman,
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                     Title                                        Date
          ---------                     -----                                        ----
PRINCIPAL EXECUTIVE OFFICER:

/s/ Margaret C. Whitman                 President, Chief Executive Officer and       September 20, 1999
-----------------------
Margaret C. Whitman                     Director


PRINCIPAL FINANCIAL OFFICER
AND PRINCIPAL ACCOUNTING OFFICER:

/s/ Gary F. Bengier                     Chief Financial Officer and Vice             September 20, 1999
-------------------
Gary F. Bengier                         President Operations

ADDITIONAL DIRECTORS

/s/ Pierre M. Omidyar                   Director                                     September 20, 1999
---------------------
Pierre M. Omidyar

/s/ Scott D. Cook                       Director                                     September 20, 1999
-----------------------
Scott D. Cook

/s/ Robert C. Kagle                     Director                                     September 20, 1999
-----------------------
Robert C. Kagle

/s/ Howard D. Schultz                   Director                                     September 20, 1999
-----------------------
Howard D. Schultz

                                EXHIBIT INDEX


Exhibit
-------

4.02      Certificate of Amendment of Certificate of Incorporation of eBay Inc.

4.04      Billpoint, Inc. 1999 Stock Plan and form of Stock Option Agreement.

5.01      Opinion of Cooley Godward LLP.

23.01     Consent of Cooley Godward LLP (included in Exhibit 5.01).

23.02     Consent of PricewaterhouseCoopers LLP, independent accountants.

24.01     Power of Attorney (see page four).